Exhibit 99.1

October 13, 2008

Mr. Richard Agree	Sent via e-mail, fax and
President & Chairman of the Board	UPS 1z f5f 225 22 102 578 2
Agree Realty Corporation
31850 Northwestern Highway
Farmington Hills, MI 48334
     RE: Agree Realty Corporation
Dear Mr. Agree:
It has been slightly more than two years since Compson Holding Corporation (“Compson”) formally offered to acquire Agree Realty Corporation (NYSE: ADC) (the “Company”), or its assets, for a price equal to $38.75 per share in cash. The Board of Directors refused to engage Compson in meaningful negotiations notwithstanding our compelling all cash offer that would have provided substantial benefits to ADC’s shareholders. Rather than engaging us, we were met with a dismissive response to the effect that our offer was “not in the best interests of the shareholders.” As of the market close on October 10, 2008, ADC’s stock price was $21.95, 43.3% below our offer.
We believe you and the Board of Directors owe it to the shareholders to immediately and clearly identify a specific roadmap for maximizing shareholder value. One of many alternatives available to the Board of Directors to maximize shareholder value would be to reconsider a sale of the Company. Accordingly, Compson proposes to enter into an all cash transaction with ADC and/or Agree Limited Partnership (the “Operating Partnership”) pursuant to which Compson would directly or indirectly acquire either (i) all of the outstanding common stock of ADC and the outstanding limited partnership interests in the Operating Partnership, (ii) all of the general and limited partnership interests in the Operating Partnership or (iii) all of the real property directly or indirectly owned by the Operating Partnership and/or ADC.
The Acquisition Price would be $328,674,000 (“Acquisition Price”), representing a price of approximately $27.50 per share, a 25.3% premium to the closing price on Friday, October 10, 2008. Our all cash proposal is not subject to any financing contingency. The Acquisition Price, regardless of the transaction structure agreed upon by the parties, would be predicated upon the Operating Partnership delivering clear and marketable title to all the properties free and clear of debt and liens. In addition, it assumes that there are no more than 8,346,047 outstanding common shares and other securities convertible into common shares (including Operating Partnership units) and that our due diligence will not result in any unforeseen acquisition costs.
Due to the relatively low trading volume of the stock, our offer represents an extraordinary opportunity for large shareholders of ADC to monetize their shares without materially impacting the stock price, as might happen if they attempted to sell their shares on the open market. Our proposed transaction, depending on the agreed structure, can be completed either by (i) a merger between Compson and the Operating Partnership which will cash out the general partner and all of the limited partners in the Operating Partnership, (ii) a merger among Compson, ADC and the Operating Partnership which will cash out all of the current shareholders of ADC and the limited
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partners in the Operating Partnership or (iii) the direct acquisition of the Operating Partnership’s assets.
This proposal is subject to the execution of a mutually satisfactory acquisition or merger agreement containing customary terms and conditions, and this proposal is not binding on any party until the execution of such a definitive agreement. Any transaction would be subject to closing conditions customary for similar transactions and to the satisfactory completion of our due diligence, which we expect can be completed while we are negotiating the terms of the definitive agreement. As we have already conducted an extensive analysis of ADC based on publicly available information, we are confident that we can complete our due diligence in a timely manner.
Again, I reiterate that Compson and its team of advisors would welcome the opportunity to sit down with you and/or your representatives to work out the terms of a mutually acceptable transaction. We respectfully request a written response from the Board of Directors no later than 6:00 pm, Wednesday, October 15, 2008.
Sincerely,
COMPSON HOLDING CORPORATION
By: /s/ Michael Comparato
Name: Michael Comparato
Title: President